UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2009

MASTEC, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

Florida	0-08106	65-0829355
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 S. Douglas Road, 12th Floor, Coral Gables, Florida	33134
(Address of Principal Executive Offices)	(Zip Code)

(305) 599-1800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On June 1, 2009, MasTec, Inc., a Florida corporation (the “Company”), entered into an Underwriting Agreement (the “Convertible Note Underwriting Agreement”) with Morgan Stanley & Co. Incorporated (the “Representative”), as representative of the underwriters named therein (the “Note Underwriters”), and each of the Company’s subsidiaries set forth on Schedule IV thereto (the “Guarantors”), pursuant to which the Company (i) agreed to issue and sell to the Underwriters $100,000,000 aggregate principal amount of 4.00% Convertible Notes due 2014 (the “Firm Notes”) and (ii) granted the Note Underwriters an option exercisable for a period of 30 days to purchase up to $15,000,000 additional principal amount of notes to cover over-allotments, if any (the “Option Notes” and, together with the Firm Notes, the “Convertible Notes”). The payment of principal of, premium, if any, and interest on the Convertible Notes will be fully and unconditionally guaranteed on a senior unsecured basis, jointly and severally by (i) each of the Guarantors and (ii) certain of the Company’s subsidiaries formed or acquired after the issuance of the Convertible Notes (the “Guarantees”).

Additionally, on June 1, 2009, the Company entered into an Underwriting Agreement (the “Secondary Offering Underwriting Agreement”) with the Representative, as representative of the underwriters named therein (the “Secondary Share Underwriters”), and the several selling stockholders named on Schedule I thereto (the “Selling Stockholders”), pursuant to which the Selling Stockholders (i) agreed to sell to the Secondary Share Underwriters an aggregate of 4.5 million shares (the “Firm Shares”) of common stock, par value, $0.10 per share, of the Company (“Common Stock”) and (ii) granted the Secondary Share Underwriters an option exercisable for a period of 30 days to purchase up to 675,000 additional shares of Common Stock to cover over-allotments, if any (the “Additional Shares” and, together with the Firm Share, the “Shares”). The Selling Stockholders are selling the Firm Shares and the Additional Shares, if any, solely for their own account, and the Company will not receive any proceeds from the sale of either the Firm Shares or any Additional Shares.

The Convertible Notes, Guarantees and the Shares were registered under the Securities Act of 1933, as amended, pursuant to a shelf registration statement on Form S-3ASR filed by the Company and the Guarantors on April 8, 2009 (File No. 333-158502). The foregoing description of the Convertible Note Underwriting Agreement and the Secondary Offering Underwriting Agreement is only a summary and is qualified in its entirety by reference to the full text of the Convertible Note Underwriting Agreement and the Secondary Offering Underwriting Agreement, which are filed as Exhibit 1.1 and Exhibit 1.2, respectively, to this Current Report on Form 8-K, and each of which is incorporated by reference in this Item 1.01.

This Current Report on Form 8-K does not constitute an offer to sell nor a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

ITEM 8.01	Other Events.

On June 2, 2009, the Company issued a press release announcing the pricing of the offerings of the Convertible Notes and the Shares. A copy of the press release is filed as Exhibit 99.1 to this Current Report on form 8-K and is incorporated by reference in this Item 8.01.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as exhibits to this Report on Form 8-K:

10.1	Underwriting Agreement, dated June 1, 2009, relating to the 4.00% Convertible Notes due 2014, by and among the Company, Morgan Stanley & Co. Incorporated, as representative of the underwriters named therein, and certain of the Company’s subsidiaries.

10.2	Underwriting Agreement, dated June 1, 2009, relating to the Shares, by and among Morgan Stanley & Co. Incorporated, as representative of the underwriters named therein, the Selling Stockholders and the Company.

99.1	Press release, dated June 2, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTEC, INC.

Date: June 2, 2009	By:	/s/ Alberto de Cardenas
	Name:	Alberto de Cardenas
	Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Underwriting Agreement, dated June 1, 2009, relating to the 4.00% Convertible Notes due 2014, by and among the Company, Morgan Stanley & Co. Incorporated, as representative of the underwriters named therein, and certain of the Company’s subsidiaries.

10.2	Underwriting Agreement, dated June 1, 2009, relating to the Shares, by and among Morgan Stanley & Co. Incorporated, as representative of the underwriters named therein, the Selling Stockholders and the Company

99.1	Press release, dated June 2, 2009.